UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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EXACTECH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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EXACTECH, INC.

2320 N.W. 66th Court

Gainesville, Florida 32653

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 9, 2011

To the Shareholders of

EXACTECH, INC.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Exactech, Inc., a Florida corporation (the “Company”), will be held at the Company’s headquarters, 2320 N.W. 66th Court, Gainesville, Florida, 32653, on Thursday, June 9, 2011, at 9:00 a.m., local time, for the following purposes:

(1) to elect two Class II directors and one Class III director to the Company’s Board of Directors to hold office for the term of such classes or until their successors are duly elected and qualified;

(2) to approve a non-binding advisory resolution regarding the compensation of our Named Executive Officers;

(3) to vote on a non-binding advisory resolution regarding the frequency of the non-binding advisory vote on named executive officer compensation;

(4) to approve an amendment to our 2009 Executive Incentive Compensation Plan to increase the number of shares of common stock reserved for grant under the plan from 500,000 to 1,000,000;

(5) to ratify the selection of McGladrey & Pullen, LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(6) to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend; however, only shareholders of record at the close of business on April 14, 2011 are entitled to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ Betty Petty

BETTY PETTY

Secretary

Gainesville, Florida

April 29, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES. YOU MAY VOTE YOUR SHARES OVER THE INTERNET BY TELEPHONE, OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE PROVIDED PROXY AND RETURN IT PROMPTLY IN THE SELF-ADDRESSED STAMPED ENVELOPE PROVIDED. INSTRUCTIONS REGARDING THE METHODS OF VOTING ARE CONTAINED IN THE PROXY CARD. VOTING OVER THE INTERNET, BY TELEPHONE OR BY MAILING A PROXY CARD WILL NOT LIMIT YOUR RIGHT TO ATTEND THE ANNUAL MEETING, AND VOTE YOUR SHARES IN PERSON.

2011 ANNUAL MEETING OF SHAREHOLDERS

OF

EXACTECH, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Exactech, Inc., of proxies from the holders of our common stock for use at our 2011 Annual Meeting of Shareholders to be held at our headquarters, 2320 N.W. 66th Court, Gainesville, Florida, 32653, on Thursday, June 9, 2011, at 9:00 a.m., local time, or at any adjournments or postponements. You should review the accompanying Notice of Annual Meeting of Shareholders for information about the Annual Meeting.

On or about April 29, 2011, we began mailing a notice containing instructions on how to access this proxy statement, the form of proxy, and our annual report online, and we began mailing a full set of the proxy materials to shareholders who had previously requested delivery of the materials in paper copy. Shareholders should review the information contained in this proxy statement, together with our 2010 Annual Report on Form 10-K. Our principal executive offices are located at 2320 N.W. 66th Court, Gainesville, Florida 32653, and our telephone number is (352) 377-1140.

INFORMATION CONCERNING PROXY

The requested proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Each shareholder has an unconditional right to revoke his or her proxy at any time prior to the exercise of that proxy, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, this revocation will not be effective until we receive written notice of the revocation at or prior to the Annual Meeting.

The cost of preparing, assembling and distributing all proxy materials in connection with the Annual Meeting is our responsibility. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

Important Notice Regarding the Internet Availability of Proxy Materials

Our proxy materials and our 2010 Annual Report are available on the Internet to shareholders who have received the required control numbers at http://www.amstock.com/proxyservices/viewmaterials.asp and to the general public at http://www.exac.com.

If you received a notice of Internet availability of proxy materials by mail, you will not receive a printed copy of the proxy materials unless you request one, as described in the notice. Instead, the notice contains instructions on how to access and review all of the information contained in the proxy materials, and describes the various means available to vote your shares. On or about April 29, 2011, we began mailing to all shareholders of record and beneficial owners as of the close of business on April 14, 2011, which we refer to as the Record Date, the notice, as well as a full set of the proxy materials to shareholders who had previously requested delivery of the materials in paper copy.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

(1)	the election of two Class II directors and one Class III director to the Company’s Board of Directors to serve for the term of such classes, or until their successors are duly elected and qualified;

(2)	a non-binding advisory resolution regarding the compensation of our Named Executive Officers;

(3)	a non-binding advisory resolution regarding the frequency of future named executive officer compensation advisory votes;

(4)	an amendment to our 2009 Executive Incentive Compensation Plan to increase the number of shares of common stock reserved for grant under the plan from 500,000 to 1,000,000;

(5)	the ratification of the selection of McGladrey & Pullen, LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(6)	the transaction of such other business as may properly come before the Annual Meeting, including any adjournments or postponements.

QUORUM AND VOTING REQUIREMENTS

Quorum Requirements

The Board of Directors has set the close of business on April 14, 2011 as the Record Date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 13,065,728 shares of common stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares represented may adjourn the Annual Meeting to another date, time or place. We do not need to give notice of the new date, time or place if the new date, time or place is announced at the Annual Meeting before an adjournment is taken.

Required Vote for Proposals

Election of directors.

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the three nominees who receive the most affirmative votes will be elected to the Board of Directors. In voting to elect nominees to the Board of Directors, shareholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

Approval of non-binding advisory resolution regarding the compensation of our Named Executive Officers.

You may vote “FOR”, “AGAINST, or “ABSTAIN” on the advisory vote on named executive officer compensation. If a quorum is present, approval requires that the number of votes cast at the Annual Meeting in favor of the resolution exceeds the number of votes cast opposing the resolution. The outcome of this vote is not binding on the Company; however, the Compensation Committee will consider the outcome of the vote when developing and reviewing the future executive compensation plans.

Vote on a non-binding advisory resolution regarding the frequency of the vote regarding the compensation of our Named Executive Officers.

Shareholders will be asked to vote on whether to advise us to include in our proxy statement a non-binding, advisory vote on the compensation of our Named Executive Officers every year, two years or three years. You may vote “One Year,” “Two Years,” “Three Years” or “ABSTAIN.” If a quorum is present, the outcome of this vote will be determined by a plurality of the votes cast, which means that, while the outcome of this vote is not binding on the Company, we will take under advisement the choice (every year, two years or three years) that receives the most votes.

Approval of Amendment to our 2009 Executive Incentive Compensation Plan

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the approval of the amendment to our 2009 Executive Incentive Compensation Plan. If a quorum is present, approval of the amendment requires the affirmative vote of the majority of the votes cast at the Annual Meeting.

Ratification of the selection of McGladrey & Pullen, LLP as our independent auditor.

You may vote “FOR”, “AGAINST”, or “ABSTAIN” on the ratification of the selection of McGladrey & Pullen, LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2011. If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast at the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

How Shares Will Be Voted

When you properly submit your proxy via the Internet, phone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted “FOR”:

•	the election of the nominees for directors named below;

•	approval of the non-binding advisory resolution regarding the compensation of our Named Executive Officers;

•	ONE YEAR on the non-binding advisory resolution regarding the frequency of advisory votes on the compensation of our Named Executive Officers;

•	approval of the amendment to our 2009 Executive Incentive Compensation Plan; and

•	Ratification of the selection of McGladrey & Pullen, LLP as our independent auditor for the 2011 fiscal year .

Other Business

The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to our Board of Directors. If any other matter should come before the Annual Meeting or any nominee is unable to stand for election, then the persons named in the Proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

Inspector of Election

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Abstentions and Broker Non-Votes

Abstentions

Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal, except Proposal 4, the amendment to our 2009 Executive Incentive Compensation Plan. Pursuant to applicable rules of the Nasdaq Stock Market, an abstention on Proposal 4 will have the effect of a vote “AGAINST” such proposal.

Broker “non-votes”

Under applicable exchange rules, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer, the broker may vote on only certain “routine” matters, including Proposal 5 (the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm). For “non-routine” matters, which include all other proposals contained in this Proxy Statement, a broker may not vote on such matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, they will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Because all proposals in this Proxy Statement, except Proposal 5, are considered “non-routine” matters under applicable exchange rules, we urge you to give voting instructions to your broker.

If any “routine” matters (in addition to Proposal 5) are properly brought before the Annual Meeting, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Availability of Shareholder List

A list of shareholders entitled to vote at the Annual Meeting will be available at our executive offices, 2320 N.W. 66th Court, Gainesville, Florida 32653, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any shareholder.

SECURITY OWNERSHIP

We have set forth in the following table, as of the Record Date, the number of shares of our common stock which were beneficially owned by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, (iii) each of the Named Executive Officers (as defined in below “Executive Compensation”) and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner (1)	Number of Outstanding Shares Owned of Record (2) (A)		Shares Not Owned of Record But Owned Beneficially (2) (B)		Shares Acquirable Within 60 Days Pursuant to Options (2)(3) (C)		Total Number of Shares Beneficially Owned ((Columns (A) + (B) + (C))		Percentage of Outstanding Shares Owned (2)
William and Betty Petty, M.D.	169,800	(4)	3,473,678	(4)	238,614	(4)	3,882,092	(4)	29.2%
David W. Petty	65,516		448	(5)	98,667	(5)	164,631	(5)	1.3%
Joel C. Phillips, CPA	48,612		9,503	(6)	126,667	(6)	184,782	(6)	1.4%
Gary J. Miller, Ph.D.	47,056	(7)	382,412	(7)	54,667	(7)	484,135	(7)	3.7%
Bruce Thompson	14,673		—		60,667	(8)	75,340	(8)	*
Albert H. Burstein, Ph.D.	674		—		12,029	(9)	12,703	(9)	*
R. Wynn Kearney, Jr., M.D.	278,955		22,866	(10)	9,394	(10)	311,215	(10)	2.4%
Paul Metts, CPA	38,839		—		2,500	(11)	41,339	(11)	*
William B. Locander, Ph.D.	10,439		—		5,000	(12)	15,439	(12)	*
James G. Binch	6,824		—		5,000	(13)	11,824	(13)	*
Richard C. Smith	2,713		—		1,666	(14)	4,379	(14)	*
All directors and executive officers as a group (11 persons)							5,187,879	(15)	37.9%

Director and Officer Partnerships
Prima Investments, Limited Partnership	3,473,678	(4)	—		—		3,473,678	(4)	26.6%
Millerworks, Limited Partnership	382,412	(7)	—		—		382,412	(7)	2.9%

Institutional Owner
Royce and Associates LLC	1,045,655	(16)	—		—		1,045,655	(16)	8.0%
FMR, LLC	900,000	(17)	—		—		900,000	(17)	6.9%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner is Exactech, Inc., 2320 N.W. 66th Court, Gainesville, Florida 32653.
(2)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.

(4)

Includes 3,473,678 shares of common stock held by Prima Investments, Limited Partnership, a Florida limited partnership (“Prima Partnership”). Prima Investments, Inc., a Florida corporation wholly-owned by Dr. and Mrs. Petty, is the general partner of Prima Partnership. Dr. and Mrs. Petty along with their children hold all limited partnership interests in Prima Partnership. Also includes (i) 99,400 shares of common stock held by William Petty, (ii) 70,400 shares of common stock held by Betty Petty, (iii) 155,614 shares of common stock issuable upon the exercise of options granted to William Petty which are currently exercisable, and (iv) 83,000 shares of common stock issuable upon the exercise of options granted to Betty Petty which are currently exercisable.

(5)	Includes (i) 98,667 shares of common stock issuable upon the exercise of options granted to Mr. Petty which are currently exercisable and (ii) 448 shares of common stock held by Mr. Petty’s spouse.

(6)

Includes (i) 126,667 shares of common stock issuable upon the exercise of options granted to Mr. Phillips which are currently exercisable and (ii) 9,503 shares of common stock held by Mr. Phillips’ minor children.

(7)

Includes 382,412 shares of common stock held by Millerworks, Limited Partnership, a Nevada limited partnership (“Millerworks Partnership”). Millerworks, Inc., a Nevada corporation wholly-owned by Dr. Miller, is the general partner of Millerworks Partnership. Dr. Miller, his wife and children hold all partnership interests in Millerworks Partnership. Also includes (i) 47,056 shares of common stock held by Dr. Miller and (ii) 54,667 shares of common stock issuable upon the exercise of options granted to Dr. Miller which are currently exercisable.

(8)	Includes 60,667 shares of common stock issuable upon the exercise of options granted to Mr. Thompson which are currently exercisable.
(9)

Includes 11,662 shares of common stock issuable upon the exercise of options granted to Dr. Burstein which are currently exercisable. Options to purchase 10,150 shares of common stock are not included and not currently exercisable.

(10)

Includes (i) 9,394 shares of common stock issuable upon the exercise of options granted to Dr. Kearney which are currently exercisable and (ii) 22,866 shares of common stock held by the estate of Dr. Kearney’s spouse. Options to purchase 3,447 shares of common stock are not included and not currently exercisable.

(11)	Includes 2,500 shares of common stock issuable upon the exercise of options granted to Mr. Metts which are currently exercisable.
(12)	Includes 5,000 shares of common stock issuable upon the exercise of options granted to Dr. Locander which are currently exercisable.
(13)	Includes 5,000 shares of common stock issuable upon the exercise of options granted to Mr. Binch which are currently exercisable.
(14)

Includes 1,666 shares of common stock issuable upon the exercise of options granted to Mr. Smith which are exercisable within 60 days of the record date. Options to purchase 3,334 shares of common stock are not included and not currently exercisable.

(15)	See notes (4)-(14). Includes 614,871 shares of common stock issuable upon the exercise of options which are currently exercisable.
(16)

Based on Schedule 13G dated January 12, 2011, to Royce and Associates, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,045,655 shares or 8.00% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Royce and Associates, LLC has its principal business office at 745 Fifth Avenue, New York, New York 10151.

(17)

Based on Schedule 13G dated February 11, 2011, to FMR LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 900,000 shares or 6.9% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR LLC has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. In addition, Edward C. Johnson, 3rd may be deemed beneficial owner of the shares due to his status as affiliate of Fidelity.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eight members, including one vacancy, divided into three classes of directors. As of the date of this proxy statement, Class II and Class III have two directors each and Class I has three directors. Each class of directors is elected to serve a three-year term. The current term of the Class II directors terminates on the date of the Annual Meeting.

The Board of Directors has nominated for election to the Class II set of directors, Richard C. Smith, who is currently a Class II director and Dr. William Petty, who is currently a Class III director. The Board of Directors has also nominated for election to the Class III set of directors R. Wynn Kearney, who is currently a Class II director.

Our Board of Directors has no reason to believe that any of Messrs. Smith, Kearney or Petty will refuse or be unable to stand for election and serve as a Class II or Class IIII director; however, in the event that any such person is unable to stand for election, or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for such other persons as may be designated by the Board of Directors. Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the nominees for election to the Board of Directors, to serve for their respective terms or until their successors are duly elected and qualified.

For a description of the Board’s rationale for nominating each of the above individuals, see “Management” below.

Upon election at the annual meeting, the term of each class of directors will be as set forth below:

Class	Term	Names of Nominees/Directors
Class I	Term Expires at the 2013 Annual Meeting	William B. Locander, Ph.D. James G. Binch David Petty

Class II	Term Expires at the 2014 Annual Meeting	William Petty, M.D. Richard C. Smith

Class III	Term Expires at the 2012 Annual Meeting	Albert Burstein, Ph.D. R. Wynn Kearney, Jr., M.D.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Position
William Petty, M.D.	68	Chief Executive Officer and Chairman of the Board
Gary J. Miller, Ph.D.	63	Executive Vice President, Research and Development
David W. Petty	44	President and Director
Joel C. Phillips	43	Chief Financial Officer and Treasurer
Bruce Thompson	53	Senior Vice President, General Manager – Biologics and Spine Division
Betty Petty	68	Vice President, Administration and Corporate Secretary
Albert Burstein, Ph.D.	73	Director
R. Wynn Kearney, Jr., M.D.	67	Director
Paul E. Metts, CPA	68	Director
William B. Locander, Ph.D.	67	Director
James G. Binch	63	Director
Richard C. Smith	49	Director

William Petty, M.D. is a founder of Exactech. He has been Chairman of the Board and Chief Executive Officer of the Company since its inception and was President from January 2002 until December 2007. Dr. Petty was a Professor at the University of Florida College of Medicine from July 1975 to September 1998. Dr. Petty also served as Chairman of the Department of Orthopaedic Surgery at the University of Florida College of Medicine from July 1981 to January 1996. Dr. Petty has served as a member of the Hospital Board of Shands Hospital, Gainesville, Florida, as an examiner for the American Board of Orthopaedic Surgery, as a member of the Orthopaedic Residency Review Committee of the American Medical Association, on the Editorial Board of the Journal of Bone and Joint Surgery, on the Executive Board of the American Academy of Orthopaedic Surgeons, and as President of the Corporate Advisory Council of the American Academy of Orthopaedic Surgeons. He holds the Kappa Delta Award for Outstanding Research from the American Academy of Orthopaedic Surgeons and Orthopaedic Research Society. His book, Total Joint Replacement, was published in 1991. Dr. Petty received his B.S., M.S., and M.D. degrees from the University of Arkansas. He completed his residency in Orthopaedic Surgery at the Mayo Clinic in Rochester, Minnesota. Dr. Petty is the husband of Betty Petty, and the father of David W. Petty.

Dr. Petty’s extensive experience in the orthopaedic industry, both as a founder of Exactech and as an orthopaedic surgeon, is invaluable to our business development and strategy.

Gary J. Miller, Ph.D. is a founder and has been Executive Vice President, Research and Development of Exactech since February 2000. He was Vice President, Research and Development from 1986 until 2000 and was a Director from March 1989 through May 2003. Dr. Miller was Associate Professor of Orthopaedic Surgery and Director of Research and Biomechanics at the University of Florida College of Medicine from July 1986 until August 1996. Dr. Miller received his B.S. from the University of Florida, his M.S. (Biomechanics) from the Massachusetts Institute of Technology, and his Ph.D. in Mechanical Engineering (Biomechanics) from the University of Florida. He has held an Adjunct Associate Professorship in the College of Veterinary Medicine’s Small Animal Surgical Sciences Division since 1982 and served as an Adjunct Associate Professor in the Department of Aerospace, Mechanics and Engineering Sciences from 1995 until 2010. He was a consultant to the FDA from 1989 to 1992 and has served as a consultant to such companies as Johnson & Johnson Orthopaedics, Dow-Corning Wright and Orthogenesis.

David W. Petty was promoted to the position of President on November 29, 2007. Mr. Petty has served the Company in various capacities in the areas of operations and sales and marketing since joining the Company in 1988. From February 2000 to November 2007, Mr. Petty served as Executive Vice President of Sales and Marketing. From 1993 to 2000, he served as Vice President of Marketing, and from April 1991 until April 1993, he served as Vice President of Operations. Mr. Petty received his B.A. from the University of Virginia in 1988 and completed The Executive Program of the Darden School of Business in 1999. He is the son of Dr. and Ms. Petty.

Mr. Petty’s long-term experience with the Company and in marketing orthopaedic products, make him a valuable contributor to our strategy and growth.

Joel C. Phillips, CPA has been Chief Financial Officer of Exactech since July 1998 and Treasurer since March 1996. Mr. Phillips was Manager, Accounting and Management Information Systems at the Company from April 1993 to June 1998. From January 1991 to April 1993, Mr. Phillips was employed by Arthur Andersen. Mr. Phillips received a B.S. and a Masters in Accounting from the University of Florida and is a Certified Public Accountant. During 2008, Mr. Phillips completed the Advanced Executive Program at the Kellogg School of Management at Northwestern University.

Bruce Thompson has been Senior Vice President, General Manager – Biologics Division since joining the Company in July 2004. In 2008 he assumed the role of general manager of both the biologics and spine divisions of Exactech. Prior to joining Exactech, Mr. Thompson spent 22 years with Smith & Nephew in their Orthopaedic Division. During that time, he held various positions within Smith & Nephew, including Vice President – International Sales, Vice President – Product Planning and Launch, Vice President, General Manager – Spine Division, Group Director of Trauma Manufacturing, Director of Materials Management, and held various product and sales management positions. Mr. Thompson earned a B.S. in Accountancy at Miami University, Oxford, Ohio, and completed the Executive MBA program at the University of Memphis in 1989.

Betty Petty is a founder, Vice President, Administration and Corporate Secretary. She was Vice President Human Resources and Administration from February 2000 to May 2010. She has also been Corporate Secretary of Exactech since its inception and served as Treasurer and a Director until March 1996. Ms. Petty served in the dual capacities of Human Resources Coordinator and Director of Marketing Communications from the founding of the Company until 2001. She received her B.A. from the University of Arkansas at Little Rock and her M.A. in English from Vanderbilt University. Ms. Petty is the wife of Dr. Petty and the mother of David W. Petty.

Albert Burstein, Ph.D. has been a director since March 1996. From 1976 to 1996, Dr. Burstein was Senior Scientist, Department of Research and Associate Attending Orthopaedic Surgeon (Biomechanical Engineering) at the Hospital for Special Surgery, New York, New York and Adjunct Associate Professor of Mechanical Engineering at the Sibley School of Mechanical and Aerospace Engineering, Cornell University, Ithaca, New York. In addition, he was Professor of Applied Biomechanics (in surgery) at Cornell University Medical College, New York, New York from 1978 through 1996. From 1976 until 1992, he served as Director, Department of Biomechanics, Research Division, at the Hospital for Special Surgery. He served as Deputy Editor for Research for The Journal of Bone and Joint Surgery from 1980 to 2003. Dr. Burstein is an author of six textbooks on Orthopaedic Biomechanics. He holds the Shands Award of the Orthopaedic Research Society for outstanding career contributions to orthopaedic research, the Kappa Delta Award of the American Academy of Orthopaedic Surgeons for research, and the Lifetime Achievement Award from the International Society for Technology in Arthroplasty (ISTA). He is a Past President of the American Society of Biomechanics. Dr. Burstein holds twenty-five patents for orthopaedic devices.

Dr. Burstein’s expertise in biomechanical engineering and long-term work with the orthopaedic industry, both in and outside of Exactech, is invaluable in providing oversight regarding our product development.

R. Wynn Kearney, Jr., M.D. has been a director since September 1989. Since 1972, he has practiced with the Orthopaedic and Fracture Clinic, P.A., a medical group with locations in southern Minnesota, and is its Senior Partner. He received his B.S. and M.D. degrees through the Honors Program of Northwestern University Medical School in Chicago. He completed an orthopaedic surgery post-graduate residency at the Mayo Clinic in Rochester, Minnesota and was a member of the team that implanted the first total knee replacement in the United States in 1970. He is an Associate Professor of the University of Minnesota Medical School. Dr. Kearney has served as President of the Minnesota Orthopaedic Society, the Southern Minnesota Medical Association and the Orthopaedic Practice Society. He is a member of the Foundation Board of Minnesota State University, Mankato. Dr. Kearney has served as Chairman of the Board of HickoryTech Corporation (NASDAQ: HTCO) and is a minority owner of the Minnesota Timberwolves NBA basketball team.

Dr. Kearney’s experience in as a senior orthopaedic surgeon and knowledge of the industry, gives him insights into our challenges and opportunities.

William B. Locander, Ph.D. has been a Director since May 2003. During 2008, Dr. Locander accepted the Deanship at the Joseph A. Butt, S.J. College of Business at Loyola University in New Orleans, LA. He was the Director of the Davis Leadership Center and held the Davis Chair of Leadership at Jacksonville University in Jacksonville, Florida. Dr. Locander was the Chairman of Marketing, Professor of Marketing and Quality at the University of South Florida in Tampa, Florida from 1992 to 2004. He was also the Director of the USF Leadership Center. He was previously Professor of Marketing at the University of Tennessee, Knoxville from 1983 until 1992. From 1973 through 1983 he was a faculty member at the University of Houston, serving as Associate Professor, Chairman of the Department of Marketing, and Associate Dean for Research and Administration at that institution. Dr. Locander has authored numerous articles in reference publications and has served on the editorial board of the Journal of Marketing and the Journal of Marketing Research. He was president of the National American Marketing Association in 1988 and 1989. He was an examiner for the Malcolm Baldridge National Quality Award in 1991 and 1992. Dr. Locander has spoken and consulted in the areas of marketing, total quality, organizational change, strategic planning, and customer satisfaction, with companies such as IBM, General Electric, 3M, Proctor and Gamble, and Chevron. In 2004, Dr. Locander received an award from the American Marketing Association for strategic facilitation to the Academic Division. He received his B.S., M.S. and Ph.D. degrees from the University of Illinois in Champaign-Urbana.

Dr. Locander’s knowledge of marketing and the customer is valuable in discussions regarding our product strategy and development of our customer-centric culture. In our rapidly growing company, organizational change is a constant and Dr. Locander also lends his expertise in this area.

James G. Binch has been a Director since May 2007. Mr. Binch has been Managing Director, Lincolnshire Management since February 2007, where his principal duties are oversight, assistance and guidance to the operating companies within the Lincolnshire Management portfolio of investments. Prior to joining Lincolnshire, Mr. Binch was Chief Executive Officer of Memry Corporation, an AMEX-listed company, from 1992 until 2006. During his tenure, Memry acquired a division of Raychem Corporation and Putnam Plastics and was named among the fifty fastest-growing technology firms in Connecticut for eight consecutive years. In 1988 Mr. Binch founded Trinity Capital Corporation, a merchant bank in Stamford, Connecticut, where he served as President and Chief Executive Officer until 1991. From 1980 to 1987, he held senior roles with Combustion Engineering of Stamford, including three years as President and Chief Operating Officer of the engineering sector of Combustion Engineering and its principal subsidiary, Lummus-Crest, Inc., with more than 3,000 employees, offices in eight countries and annual contract volumes in excess of two billion dollars. He was vice president of planning and business development at Champion International’s building products division from 1978 to 1980. Mr. Binch began his career in 1972 as a principal with the general management consulting firm of Cresap, McCormick and Paget in New York, serving there until 1978. Mr. Binch is a Trustee of Trinity College School, in Ontario, Canada, and is a Director of 169855 Canada Inc, Nursery Supplies, Inc., and Aerosim, Inc.. He is a graduate engineer from Princeton University, and holds an MBA from the Wharton School at the University of Pennsylvania.

Mr. Binch, with his experience in investments and portfolio management, his many years as a chief executive officer, and his years of expertise as management of enterprises within the healthcare arena brings vast knowledge of business and finance to the Board.

Richard C. Smith has been recommended by the independent members of our Board of Directors and nominated by the Board of Directors to fill the new directorship position created by the Board. Mr. Smith has been a partner in Fulbright & Jaworski L.L.P.’s Washington DC office since June 2007, where he focuses on litigation, white-collar crime, governmental investigation and corporate governance matters and is also chair of Global White Collar Crime and Investigations Group and co-chair of the firm’s Subprime and Credit Crisis practice group. Prior to joining Fulbright & Jaworski, Mr. Smith was with Akerman Senterfitt in Washington, D.C from October 2005 to May 2007, where he was chair of their Litigation Group, and co-chair of the White Collar, Parallel Proceedings and Corporate Advisory Practice Group. He has extensive experience in representing corporate entities, their executives and employees in connection with various government investigations, prosecutions and judicial and administrative proceedings. Mr. Smith also has experience representing business entities and executives in such civil matters as breach of contracts, tortious interference of business relationships, business conspiracy, fraud, criminal conversion and forum non conveniens. He received his B.A. in Political Science from Alabama A&M University, his M.A. and J.D. from the University of Florida, and his LL.M. in Health Law from the University of Houston Law Center.

Mr. Smith’s expertise in litigation, corporate governance, government investigations and enforcement, and antitrust, marketing and trade regulation provide us a great resource in navigating today’s heightened regulatory and compliance environment.

Election of Executive Officers and Directors

Our officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. Our directors hold office until the expiration of their term or until their successors have been duly elected and qualified.

Committees and Meetings of the Board of Directors

During the fiscal year ended December 31, 2010, our Board of Directors held seven meetings and took action by written consent three times. Each director attended 100% of the aggregate of (i) the number of the meetings of the Board held during the period that person served on the Board and (ii) the number of meetings of committees held during the period that person served on such committee.

We have three committees: the Audit Committee, the Compensation Committee, and the Nominating, Compliance, and Governance Committee (“Governance Committee”). All nominations and recommendations for nominations to the Board of Directors shall be addressed to the Chairman of our Board or the Chairman of our Governance Committee. See “Director Nomination Policy” on page 16. Each of our committees is governed by a charter. A copy of the Audit Committee Charter, Compensation Committee Charter and Governance Committee Charter, including all amendments thereto, as well as our Corporate Governance Principles is available on our website at http://www.exac.com.

Audit Committee

The Audit Committee is currently composed of R. Wynn Kearney, Jr. M.D., James Binch and Paul Metts, CPA. Paul Metts serves as Chairman of the Committee. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, the performance of our internal audit function and controls regarding financial reporting and disclosure, accounting, legal compliance and ethics that management and the Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual integrated audit of our financial statements and internal control over financial reporting and disclosure and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The Audit Committee met eight times during the year ended December 31, 2010.

The Audit Committee is composed of three non-employee members of the Board of Directors. After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with us that might affect their independence from us, the Board of Directors has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the Nasdaq Global Market (“Nasdaq”), (3) all current committee members are financially literate, and (4) Paul Metts and James Binch qualify as “audit committee financial experts” under the applicable rules promulgated under to the Securities Exchange Act of 1934. In making the determination as to Mr. Metts’ and Mr. Binch’s status as audit committee financial experts, the Board determined they have accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of the Nasdaq.

Please refer to the Audit Committee Report on page 31, for a further description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2010.

Compensation Committee

The Compensation Committee is currently composed of R. Wynn Kearney, JR. M.D., William B. Locander, Ph.D., and James G. Binch. Dr. Locander serves as Chairman of the Committee. The Compensation Committee’s functions consist of administering our 2009 Executive Incentive Compensation Plan, recommending and approving grants of stock-based compensation awards under the 2009 Executive Incentive Compensation Plan, and recommending, reviewing and approving our salary and fringe benefits policies, including compensation of our executive officers. The Compensation Committee met four times during the year ended December 31, 2010.

Please refer to the Compensation Committee Report, on page 31, and the Compensation Discussion and Analysis, beginning on page 19, for further description of the Compensation Committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our executive officers for 2010.

Nominating, Compliance, and Governance Committee

During 2011 we established a Governance Committee to oversee the Company’s director nomination process as well as corporate governance and compliance matters. The Governance Committee is currently composed of Richard C. Smith, William B. Locander, Ph.D., and Paul Metts. Mr. Smith serves as Chairman of the Committee. For a description of the Governance Committee’s responsibilities, its consideration of director candidates recommended by shareholders and its qualifications for director candidates, please see “Nominating, Compliance, and Governance Committee” on page 15 and “Director Nomination Policy” on page 16.

Board’s Leadership Structure

Dr. William Petty serves as both our Chairman of the Board and Chief Executive Officer. At this time, the Board believes that Dr. Petty’s dual role serves the best interests of both us and our shareholders. As Chairman of the Board, Dr. Petty consults with the Chairs of the Board’s committees and establishes the agenda for each meeting of the Board. As one of our founders and our Chairman and Chief Executive Officer since inception, Dr. Petty is uniquely suited to lead our Board of Directors and to ensure that critical business issues are brought before the Board. We believe that Dr. Petty’s guidance enables the Board to efficiently and effectively develop and implement business strategies and oversee our risk management efforts.

The Board appreciates that the advantages gained by having a single Chairman and Chief Executive Officer must be viewed in light of potential independence concerns. The Board considers, however, that we have adequate safeguards in place to address those concerns. Our Board meets regularly, and each director is an equal participant in each decision made by the full Board.

Each of our directors has access to our management. As necessary or appropriate, the Board and its committees may also retain outside legal, financial or other advisors.

Board’s Role in Risk Oversight

The Board of Directors is involved in the oversight of risk management for the Company. The overall Board and management meet at least annually to assess the most significant risks and develop a plan to mitigate the identified risks. Certain members of the Board and management are then assigned to further review and provide follow-up on the identified risks at subsequent Board meetings. The audit committee of the Board oversees the Company’s risks and policies as they relate to financial risks and compliance risks associated with the financial statements and financial reporting. The Compensation Committee oversees risk management as it relates to our overall incentive compensation programs, including the executive compensation program. The compensation committee reviews with management to ensure that compensation programs do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Nominating, Compliance, and Governance, Committee oversees risks related to compliance and governance issues.

Director Compensation

We reimburse all directors for their expenses in connection with their activities as our directors.

Director Compensation Table

The following director compensation table lists the cash and other compensation paid or accrued for our non-employee directors, for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)		(c)	(d)	(g)	(h)
Albert Burstein, Ph.D.	47,396		—	33,317	180,000	260,713
R. Wynn Kearney, Jr., M.D	62,796		33,287	—	—	96,083
William B. Locander, Ph.D.	65,496		33,287	—	—	98,783
Paul Metts, CPA	66,192		33,287	—	—	99,479
James G. Binch	100,296	(3)	33,287	—	—	133,583
Richard Smith	34,481		33,474	33,206	—	101,161

(1)

The equity awards for 2010 were granted 1/3 in December 2009 with the remainder granted and issued in four quarterly installments during 2010. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 11 to our consolidated financial statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)

Dr. Burstein received consulting fees pursuant to a consulting arrangement we maintain with Dr. Burstein. See “Certain Transactions” later in this proxy statement for additional information regarding this consulting arrangement.

(3)

Includes additional fees of $45,000 paid to Mr. Binch for his chairmanship of a development committee of the Board charged with identifying and analyzing development opportunities for the Company. Mr. Binch’s Chairmanship entitles him to a chairman’s retainer of $15,000 per month, which was determined to be comparable to committees of similar type and scope. In addition, all members of the committee are entitled to $1,100 in fees for attendance at each meeting held by the committee, which fee arrangements are comparable to the standing committees of the Board.

Non-employee directors are eligible to receive stock-based incentive awards under the 2009 Executive Incentive Compensation Plan. For 2010, we compensated non-employee Directors (a) annual compensation of $25,000 for each director; (b) an annual fee for the Chairman of the Audit Committee of $10,000; (c) an annual fee for the Chairman of the Compensation Committee of $6,000; (d) attendance fees of $2,000 per board meeting attended in person, plus reimbursement of travel expenses, or $1,000 per board meeting attended telephonically; (e) attendance fees of $1,100 per committee meeting attended; and (f) an equity award to each director with a market value equal to $50,000.

Under the 2009 Executive Incentive Compensation Plan, we may grant stock options and restricted stock awards to eligible employees, directors, and independent agents and consultants. At the time of the award, the Compensation Committee determines any restrictions on transferability, risk of forfeiture and other restrictions. In December 2009, the Compensation Committee approved equity compensation awards for the six outside members of the Board of Directors for their service on the Board of Directors. At each director’s election, such director could choose to receive either restricted stock or options. Either award type is issuable by us in four equal quarterly installments, which will total $50,000. Each quarterly award is valued on the date of grant. Restricted stock awards are valued based on the closing market price per share of common stock on the date of grant, and option awards are valued in accordance with FASB ASC Topic 718 on the date of grant. Of our six non-employee directors, four chose to receive restricted stock, and two chose to receive options. The first quarter of the compensation was granted on December 1, 2009 and the remaining three-quarters of the compensation was paid during 2010. The summary information of the restricted stock grants is presented below:

Grant date	December 1, 2009	February 26, 2010	May 28, 2010	August 31, 2010	November 30, 2010
Aggregate shares of restricted stock granted	4,192	1,716	2,564	3,065	2,494
Grant date fair value	$67,000	$33,000	$44,000	$44,000	$44,000
Weighted average fair value per share	$15.89	$19.39	$17.33	$14.51	$17.82

All of the restricted stock awards in 2010 were fully vested at each of their respective grant dates.

In March 2011, the Compensation Committee approved equity compensation awards for the six outside members of the Board of Directors for their service on the Board of Directors. The restricted stock awards are issuable by us in four equal quarterly installments, which will total $50,000. Each quarterly award is valued based on the closing market price per share of common stock on the date of grant. The first quarter of the compensation was granted on March 4, 2011 and the remaining three-quarters of the compensation will be paid during May, August and November of 2011.

Corporate Governance

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance to ensure our continued compliance with changing standards and regulations. A summary of our corporate governance measures follows:

Independent Directors

•

A majority of the members of our Board of Directors are independent from management. When making determinations regarding independence, the Board of Directors references the listing standards adopted by Nasdaq as well as the independence standards set forth in the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission under that Act. In particular, our Audit Committee periodically evaluates and reports to the Board on the independence of each member of the Board. The committee analyzes whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the Board of Directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the Board of Directors is our current employee or was one of our employees within three years preceding the date of determination;

3.	Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of such auditor, or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the Board of Directors receives any compensation from us, other than fees or compensation for service as a member of the Board of Directors and any committee of the Board of Directors and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with Board of Directors or committee membership matters;

6.	Whether an immediate family member of the member of the Board of Directors is one of our current executive officers or was an executive officer within three years preceding the date of determination;

7.	Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any of our affiliates, or (ii) any of our former internal or external auditors or any affiliate of ours which performed services for us within three years preceding the date of determination; and

8.	Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the Board of Directors as an executive officer.

The above list is not exhaustive and the Governance Committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

As a result of this review, the Board of Directors affirmatively determined that R. Wynn Kearney, Jr., M.D., William B. Locander, Ph.D., James G. Binch, and Richard C. Smith are independent of our Company and our management under the standards set forth above. William Petty, M.D. and David Petty are not independent directors because of their employment as senior executives. Albert Burstein, Ph.D. is considered an outside director who is not independent because of certain consulting arrangements Dr. Burstein maintains with us as well as certain transactions between us and an affiliate of Dr. Burstein. Additional information regarding these consulting arrangements and transactions between Dr. Burstein and us can be found under “Certain Transactions” below.

•	Our non-management directors hold formal meetings, separate from management, in conjunction with each Board of Directors meeting at least four times per year.

•

We have no formal policy regarding attendance by our directors at annual shareholders meetings, although we encourage such attendance and most of our directors have historically attended those meetings. Each of our directors attended the 2010 Annual Meeting of Shareholders, and is anticipated to attend the 2011 Annual Meeting of Shareholders.

Audit Committee

•

All Audit Committee members possess the required level of financial literacy and at least one member of the Committee meets the current standard of requisite financial management expertise as required by Nasdaq and applicable SEC rules and regulations.

•	The Audit Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Audit Committee are independent from our executive officers and management.

•	Our independent registered public accounting firm, reports directly to the Audit Committee.

•

The Audit Committee meets with management and representatives of the registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, effectiveness of the design or operation of our internal controls over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002.

•	The Audit Committee has adopted a Policy for Reporting Improper Activity to enable confidential and anonymous reporting of improper activities to the Audit Committee.

Compensation Committee

•	The Compensation Committee operates under a formal charter that governs its duties and conduct.

•	Members of the Compensation Committee are independent from our executive officers and management.

Nominating, Compliance, and Governance Committee (Governance Committee)

•	The Governance Committee operates under a formal charter that governs its duties and conduct.

•	Members of the Governance Committee are independent from our executive officers and management.

Director Nomination Policy

•	In connection with this, our Board of Directors has adopted certain nomination procedures with respect to third party nominations. Pursuant to these procedures:

•

All nominations and recommendations for nominations to the Board of Directors shall be addressed to the Chairman of the Governance Committee of the Board of Directors who shall submit such nominations to the full Board of Directors;

•

The Board of Directors shall nominate such recommended individual for election by our shareholders if such members determine election of such recommended individual is in our best interest based upon Board members’ knowledge of our operations, financial position, prospects and strategic goals as well as historical criteria for membership on the Board of Directors; and

•

All issues concerning the timing of receipt of nominations or recommendations for election of members to our Board of Directors shall be governed by applicable provisions of our Articles of Incorporation and Bylaws as well as applicable rules and regulations promulgated by the United States Securities and Exchange Commission such as those described on page 44 of this proxy statement.

Consideration of Diversity in the Nominations Process

The Board does not have a formal policy with respect to diversity. However, the Board believes that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders.

Code of Business Conduct and Ethics

•

Our management has adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees and directors are bound by this Code of Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit Committee.

•

The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board of Directors. This Code of Business Conduct and Ethics is available in the “Investors” section of our website (http://www.exac.com/Investors/default.asp). We intend to post amendments to or waivers from our Code of Business Conduct and Ethics.

Personal Loans to Executive Officers and Directors

•	We prohibit extensions of credit in the form of a personal loan to or for our Directors and executive officers.

Communication with the Board

Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, or about the Company in general, may communicate directly with our Chairman of the Board of Directors, our non-management directors or the Audit Committee. These communications may be confidential or anonymous, and may be e-mailed to donna.edwards@exac.com or audit.chair@exac.com, submitted in writing to Exactech, Inc., Attn: Donna Edwards, Compliance Officer, or Attn: Audit Committee Chair of the Board of Directors, at 2360 N.W. 66th Court, Gainesville, Florida 32653 or reported by phone at (352) 377-1140. All of these concerns will be forwarded to the appropriate directors for their review, and the directors will address such concerns with management. Our Code of Business Conduct and Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Section 16(a) Beneficial Ownership Reporting Compliance

Under section 16(a) of the Exchange Act, our directors, executive officers, and persons who own more than ten percent (10%) of our outstanding common stock, are required to file with the SEC, and provide to us, initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us during and/or with respect to our fiscal year ended December 31, 2010, we are not aware of any late or delinquent filings required under Section 16(a) of the Exchange Act in respect of our common stock or other equity securities.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which added Section 14A to the Exchange Act, enables our shareholders to vote to approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

As described in detail under the “Compensation Discussion and Analysis,” our executive officer compensation program is designed to attract, motivate and retain executives with the competencies and talent required for us to meet our objectives. Under this program, our Named Executive Officers are rewarded for individual fixed and variable compensation measures. The variable compensation component of our program is designed to link incentive goals with the interests of our shareholders and reward superior individual performance that is tied to our Company’s performance, but at the same time is designed to not promote excessive risk taking.

The Compensation Committee reviews and approves the executive officer compensation program annually to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of share-based awards. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time.

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of our Named Executive Officers as disclosed in the section of this Proxy Statement titled “Compensation Discussion and Analysis” including the tables that follow. We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the holders of the Company’s common stock advise that they approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).”

Although your vote is advisory and therefore non-binding, the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions for Named Executive Officers. We urge shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, which details our compensation actions for the year ended December 31, 2010. We believe that our compensation programs and policies and the compensation decisions for 2010 as described in the CD&A appropriately reward our Named Executive Officers for their and the Company’s performance, and we be believe that these programs and policies will assist us in retaining our senior leadership team.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the CD&A, the compensation tables and the related footnotes, and the narrative information accompanying the tables).

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

The recent proxy rule changes, enacted as a result of the Dodd-Frank Act, provide our shareholders the opportunity to indicate how frequently we should conduct an advisory vote on the compensation of our Named Executive Officers. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on the compensation of our Named Executive Officers once every three years, two years or annually. A shareholder may instead elect to abstain from this advisory vote.

After careful consideration of this proposal, our Board has determined that conducting an advisory vote on the compensation of our Named Executive Officers EVERY YEAR is the most appropriate alternative for the Company, and our Board therefore recommends that you vote for a one-year interval for the advisory vote on the compensation of our Named Executive Officers.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation is reasonable, as it will provide us and the Board sufficient opportunity to evaluate the results of the prior vote and will enable our shareholders to assess the impact of our executive compensation policies and decisions.

We understand that our shareholders may have different views as to what is our best approach, and we look forward to hearing from our shareholders at the Annual Meeting on this proposal.

Shareholders are being asked to vote on the following resolution (the “Say-When-on-Pay Resolution”):

“RESOLVED, that the Company’s shareholders advise the Company to include a non-binding, advisory vote on the compensation of the Company’s Named Executive Officers pursuant to Section 14A of the Exchange Act every:

•	year;

•	two years; or

•	three years.”

In voting on this resolution, you should mark your proxy for one year, two years or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you should abstain. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of ONE YEAR for future advisory votes regarding executive compensation.

The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and not binding on the Board or Exactech in any way, the Board may decide that it is in the best interests of our shareholders and Exactech to hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the option approved by our shareholders.

The Board of Directors recommends a vote for a frequency of “ONE YEAR” with respect to the Say-When-on-Pay Resolution.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The following discussion and analysis is intended to provide an understanding of the actual compensation earned by each of our Named Executive Officers, and describes our compensation objectives and policies as applied to these Named Executive Officers, who are:

Executive Officer	Title
William Petty	Chairman of the Board and Chief Executive Officer
David Petty	President and Director
Joel C. Phillips	Chief Financial Officer and Treasurer
Gary Miller	Executive Vice President, Research and Development
Bruce Thompson	Senior Vice President, General Manager – Biologics and Spine Division

Compensation Philosophy

•

Our compensation philosophy is to attract, motivate and retain key leadership that will work to achieve our desired business direction, strategy and performance. The primary goals of our compensation program for our Named Executive Officers are the following: (1) to attract, motivate and retain executives with the competencies and talent required for us to meet our objectives; (2) to be compatible with our mission and culture; (3) to be competitive, fair and equitable; (4) to be cost effective; and (5) to comply with local, state, and federal laws and regulations.

•

In addition, the variable compensation component of our program is designed to link incentive goals with the interests of our shareholders and reward superior individual performance that is tied to our Company’s performance, but at the same time is designed to not promote excessive risk taking.

To achieve the above goals, the Compensation Committee of our Board of Directors has approved a compensation program that is reviewed annually. It includes all of the following elements:

•	base salary;

•	annual cash incentive bonus and profit sharing;

•	share-based compensation; and

•	retirement, health and other benefits.

Factors Considered in Determining Compensation

The Compensation Committee reviews executive compensation levels on an annual basis to evaluate it in relation to the medical device industry. Data for this review is provided to the Compensation Committee from the Chief Executive Officer and the Vice President of Human Resources. This data details relevant market rates for executive salaries based on independent salary surveys that have been selected for benchmarks and verified by the surveying body through payroll and public records. The sources for this data include: Mercer U.S. SIRS, Executive Compensation Survey, Radford Global Life Sciences U.S. Executive Compensation Survey, and, Equilar Insight Research Database. Criteria used to select the surveys used for benchmarking remain consistent from year-to-year. The Mercer SIRS and Radford surveys have remained constant for three years; however, the companies participating in the surveys may vary depending upon changes in subscribing companies. The Equilar Insight Research Institute survey of public company compensation data was added in 2010 and replaced the Economic Research Institute survey. We believe that the survey criteria are effective in yielding a comprehensive survey group of companies comparable to Exactech. In addition, we obtain and evaluate data from the public records of fifteen peer companies of similar size and related businesses recommended by a previously utilized independent compensation consultant, and we analyze the data according to a process prescribed by the consultant. The fifteen companies are: Alphatec Holdings, American Medical Systems, Angio Dynamics, CryoLife, Cyberonics, Integra Lifesciences Hldgs, Kensey Nash, Nuvasive, Osteotech, RTI Biologics, Symmetry, Synovis Life Tech, Theragenics, Thoratec, and Wright Medical Group.

The compensation committee has engaged in a comprehensive review of the compensation of our five Named Executive Officers, particularly the compensation of our Chief Executive Officer, Dr. Petty, whose employment agreement is under extension due to its initial termination date of December 31, 2010. As part of this review, the compensation committee reviewed the above-described metrics and comparables. Currently, base compensation data is derived from the surveys listed above and peer company data is used for comparison. The analysis of peer companies indicated that our revenues tended toward the median of the peer group but that our EBITDA and net income tended toward the 75th percentile. Accordingly, the compensation committee seeks to set compensation between the median and 75th percentile metrics, allowing also for time in a position. This is consistent with our past compensation practices.

Written performance evaluations for the Named Executive Officers are prepared by the Chief Executive Officer and/or President. Total company sales growth, operating income, and cash flow performance are the metrics used to evaluate the performance of the Chief Executive Officer. Utilizing the compiled information, including the performance evaluation, the Compensation Committee reviews the various components of executive compensation to determine the base salary and annual and long-term awards and incentive targets for the Named Executive Officers as a group and individually.

Dr. Petty’s equity incentive compensation, per the Compensation Committee’s findings, is below that of the peer group. The compensation committee endeavored to balance a more comparable equity compensation level while taking into account Dr. Petty’s significant holdings in Exactech as a founder. In addition, the Compensation Committee believes that Dr. Petty’s status as the primary founder of the Company and the successes of the Company under his stewardship merit certain extraordinary succession planning measures to ensure the continuity of his service and minimize any disruption that would occur should he leave the Company.

To address these various concerns, Dr. Petty’s employment agreement, as amended, includes the following provisions:

•

requirement that Dr. Petty be entitled to receive annual bonuses and/or equity awards in an amount equal to 50% and 100%, respectively, of his base salary for the applicable fiscal year, which amounts were determined to be desirable to facilitate bringing Dr. Petty’s compensation to a range that is more comparable to the industry group surveyed;

•

a provision for his continued work after July 1, 2011, potentially in another capacity as designated by Dr. Petty’s successor to the office of Chief Executive Officer to the extent Dr. Petty no longer serves in such capacity at that time so long as Dr. Petty’s total annual base and incentive compensation during this alternative tenure does not fall below 70% of the average compensation paid to him for the last two years he served as our Chief Executive Officer;

•

a “single trigger” severance payment to occur upon a change of control (i.e., Dr. Petty is entitled the severance payments upon the occurrence of the change of control, whether or not his employment is terminated following or in connection with the change of control); and

•

continuation of the royalty payments required under Dr. Petty’s consulting agreement with us with the proviso that such royalty payments will terminate on such date Dr. Petty is no longer actively supporting the Optetrak® knee product line on which these royalties are based.

In addition, the employment agreement incorporates certain good corporate governance provisions including:

•

to ensure a smooth transition after the closing of any change of control, a requirement that Dr. Petty continue his employment with Exactech for a period of 30 days after such change of control to be eligible to receive the severance payments provided in connection therewith;

•	a more precise tying of Dr. Petty’s non-compete and non-solicit obligations to the severance periods provided for in his employment agreement; and

•	customary restrictions to ensure compliance with Section 409A of the Internal Revenue Code.

See “Employment Agreements” below for a more complete description of Dr. Petty’s employment agreement.

In 2009, our shareholders approved the 2009 Executive Incentive Compensation Plan to provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The amount and form of compensation under the 2009 Executive Incentive Compensation Plan for each of the Named Executive Officers is based on the above-referenced performance reviews, which are then compared against individual, team and Company targets, which are determined early each year. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to stock option grant awards for Named Executive Officers other than himself. Any such awards are granted only upon the written approval of the Compensation Committee. The Chief Executive Officer neither recommends nor participates in any decisions regarding his own compensation, including any incentives.

Decisions regarding executive compensation also take into account Section 162(m) of the Internal Revenue Code. Section 162(m) generally provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation in excess of $1 million paid to either its chief executive officer or any of its four other most highly compensated executive officers in any year if that compensation is not performance related. The 2009 Executive Incentive Compensation Plan was designed and implemented in such a manner so that most awards granted thereunder will be tax deductible because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Additionally, outstanding stock option grants under the 2009 Executive Incentive Compensation Plan are performance-based for purposes of Section 162(m). For 2010, a portion of the compensation paid to the Chief Executive Officer was subject to a Section 162(m) deductibility limitation, however we believe all compensation paid to the other Named Executive Officers for 2010, including profit sharing, is deductible under the Internal Revenue Code.

Behaviors Designed to Reward

We believe that our purpose, values and culture are the foundation of our existence. We find it essential to maintain a compensation structure that rewards executives and other employees for the practice and preservation of these elements. We provide performance-based compensation measured by the achievement of goals set forth annually in each executive officer’s individual accountability plan. The accountability plans are reviewed and updated throughout the year with the Chief Executive Officer or President. These accountability plan goals are based on the corporate strategy formulated annually by our Leadership Team and communicated to our Board of Directors. The compensation program also rewards the achievement of certain company revenue, profitability, and cash flow targets.

Elements of Executive Compensation

Base Salary – We establish and maintain competitive salary levels within relevant markets using available resources, which include the surveys discussed above. To maintain our objective of attracting, motivating and retaining executives with the competencies and talent required for us to meet our objectives, our target rate for salaries reflects the relevant market rate based on these independent salary surveys that have been selected for benchmarks. Though it has been our goal to compensate base pay at the midpoint of ranges developed from the industry-specific data, elements of the plan are contingent upon our company’s performing to established business objectives, and therefore we have not compensated at our target rate in certain years, including 2009 and 2010, as necessary to meet those business objectives. Each Executive Officer’s base salary relative to the benchmark varies based on scope of responsibility and time in the position. In addition, we strive for internal equity consistent with job content, requirements and performance.

Incentive Bonus and Profit Sharing – We provide incentive compensation pursuant to our 2009 Executive Incentive Compensation Plan based on Company, team, and individual performance. Approval of all annual incentive compensation is determined by the Compensation Committee, upon recommendation of the Chief Executive Officer for all Named Executive Officers except for himself. All Named Executive Officers participate in the 2009 Executive Incentive Compensation Plan. The incentive payments are paid in cash and are based on annual preset performance measures for the individuals and their respective teams. The target levels are determined at the beginning of the fiscal year, are not adjusted during the year and are based on desired sales growth with an initial threshold dependent on a target before-tax operating profit. Incentive compensation aligns executive compensation with our business objectives and goals and rewards performance that leads to the achievement of those goals. For 2010, the performance targets included a sales growth range of 6%—13%, operating profit margin range from 10.5%—10.9%, and simplified operating cash flow metric of $(6.2) million. The incentive bonus plan provided for a range of payouts from 20% to 140% of the target performance payouts listed in the Grants of Plan-Based Awards table on page 26, based upon the Company financial performance targets. For 2011, the performance targets included a sales growth range of 6%—15%, operating profit margin range from 9.6%—10.2%, and simplified operating cash flow metric of $(1.2) million. The 2011 incentive bonus plan provides for a range of payouts from 20% to 140% of the target performance payouts below based upon the Company financial performance targets.

Named Executive Officer	February 1, 2011 Salary	2011 Target Annual Incentive (% of Salary)	2011 Target Annual Incentive ($) *
William Petty	$571,300	50%	$285,650
David Petty	$354,499	40%	$141,800
Joel Phillips	$346,233	35%	$121,182
Gary Miller	$299,026	30%	$89,708
Bruce Thompson	$370,181	35%	$129,563

*	Actual performance payout can range from 20-140% of Target Annual Incentive annual pay

We have a profit sharing plan that distributes a portion of earnings after certain predetermined quarterly financial targets are achieved. Our predetermined targets are based on our quarterly diluted earnings per share goal. All employees, including the Named Executive Officers, are eligible for participation in the profit sharing plan. During 2010, we achieved targets for one of the four quarters; therefore, all employees, including the Named Executive Officers, received profit sharing for one quarter of 2010. During 2009, we achieved targets for two of the four quarters; therefore, all employees, including the Named Executive Officers, received profit sharing for two quarters of 2009.

Share Based Compensation – A portion of the 2009 Executive Incentive Compensation Plan includes a provision for stock awards, which have historically been in the form of stock options. Stock options are an important element of our long-term incentives program. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our shareholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions. The Compensation Committee believes that the value of stock options will reflect our financial performance over the long-term. Because our employee stock option program provides for a vesting period before options may be exercised and an exercise price at fair market value as of the date of grant, employees benefit from stock options only when the market value of the common shares increases over time. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. We use the Black-Scholes option-pricing model to determine the grant date fair value. The Compensation Committee approves each stock option grant to Named Executive Officers. Individual Executive Officer stock option recommendations are based on salary levels, however the stock option awards are purely discretionary. Stock option awards are considered by the Compensation Committee on an annual basis. Awards can be granted in the form of incentive stock options or non-qualified stock options. We ensure that stock option awards approved by the Compensation Committee will be granted subsequent to any planned release of material non-public information. We do not engage in the backdating, cancellation or re-pricing of stock options and have not engaged in such practices in the past.

We also have a stock purchase plan that provides the opportunity for employees to purchase stock at a discount and achieve growth of their investment if our stock price appreciates. The stock purchase plan is available to all employees, with the exception of certain limited exclusions by law. Messrs. William Petty, David Petty and Gary Miller are not eligible to participate due to the number of shares they hold through beneficial ownership interests.

Retirement, health and other benefits – We provide retirement, health and other benefits as an additional incentive to retain employees. Exactech maintains a defined contribution 401(k) pension plan that allows employees to make plan contributions on a pre-tax basis, and for the year ended December 31, 2010, matched employee contributions at the rate of $1.00 for each dollar of employee contributions up to 5% of the employee’s compensation. We are not required to match employee contributions in the future. Although Named Executive Officers are eligible to participate in the 401(k) plan, they are prevented from participating at the same level as non-executives due to the rules under the Internal Revenue Code, which dictate certain limits on contributions.

We currently make available to our Named Executive Officers and all employees a comprehensive health, dental, life and disability insurance program. We participate in the employee’s health care coverage, as well as a portion of the employee’s dependent health care coverage. The health care insurance offers a variety of coverage options, at the employee’s discretion. Presently, we provide long-term disability insurance coverage to all employees and make available short-term disability coverage at the employee’s expense and discretion. The current offering for dental insurance coverage is at the employee’s expense and discretion. We currently provide a basic term life insurance policy to all employees and make additional coverage available at the employee’s expense and discretion. While we currently provide a broad array of insurance coverage options and a degree of participation in the cost, there can be no guarantees that we can continue to obtain and participate in these types of benefit and insurance plans.

We do not provide any additional perquisites to the Named Executive Officers.

Employment Agreements

We have employment agreements with our Chief Executive Officer, William Petty, our Executive Vice President of Research and Development, Gary Miller, our President, David Petty, and our Vice President of Administration and Corporate Secretary, Betty Petty.

Dr. Petty’s employment agreement, as amended, is in effect through December 31, 2013. Dr. Petty’s employment agreement provided for an initial annual base salary of $498,000, which was increased to $550,000 beginning February 1, 2010. Refer to page 20 for further discussion on the determination of base salary for Dr. Petty. For the fiscal years ended December 31, 2009 and 2010, Dr. Petty was entitled to receive annual bonuses and/or equity awards including a cash bonus of no less than 50% of his annual base salary and an equity award with a value of no less than 100% of his annual base salary. As amended, in connection with the fiscal year ended December 31, 2010, the employment agreement entitles Dr. Petty to receive annual bonuses and/or equity awards including a cash bonus based on performance metrics established by the Compensation Committee, similar to the incentive compensation performance metrics of the other Named Executive Officers. Dr. Petty’s employment agreement provides that, beginning July 1, 2011, Dr. Petty will continue to work for the Company, at his discretion, in another capacity as designated by Dr. Petty’s successor to the office of Chief Executive Officer. While performing in this other capacity, Dr. Petty’s total annual base and incentive compensation may not be less than 70% of the average compensation paid to him for the last two years he served as our Chief Executive Officer. These terms of the continued employment through 2013 were considered vital due to Dr. Petty’s expertise and history with our Company. Dr. Petty’s employment agreement provides for the continuation of the royalty payments required under his consulting agreement with us, which royalty payments will terminate on such date on which he is no longer actively supporting the Optetrak knee product line on which such royalties are based. The provision for royalty payments was included in Dr. Petty’s employment agreement and consists of 0.5% of all domestic sales and 0.25% of all international sales of the Optetrak knee product on a quarterly basis, not to exceed $150,000 annually.

If Dr. Petty’s employment is terminated without cause, if Dr. Petty resigns in connection with a material breach of the employment agreement by the Company that remains uncured or if a change of control in Exactech occurs, Dr. Petty shall be entitled to receive all earned and unpaid compensation plus a severance equal to all compensation contemplated to be paid to him through the longer of the December 31, 2013 term contemplated above and one year from the date of such event; provided that Dr. Petty must adhere to certain non-compete and non-solicit covenants that shall govern for this entire period.

On January 1, 2003, we extended the existing employment agreement with Dr. Miller and entered into an employment agreement with Mr. David Petty effective through the end of December 2007. The agreements with each of Mr. Petty and Dr. Miller extend automatically by one year on each anniversary date (each December 31st) of the agreement unless the Board specifically provides notice to the executive that the agreement is not being extended on the anniversary date. As of December 31, 2009, the employment agreements with Mr. Petty and Dr. Miller were automatically extended through the end of December 2010. Dr. Miller’s employment agreement provides for the continuation of the royalty payments required under his consulting agreement with us, which consulting agreement expired. The provision for royalty payments was included in Dr. Miller’s employment agreement and consists of 0.5% of all domestic sales and 0.25% of all international sales of the Optetrak knee product on a quarterly basis, not to exceed $150,000 annually.

If either of Dr. Miller or Mr. Petty is terminated for cause, as defined in his employment agreement, he would not be entitled to receive severance pay. Termination for cause would include, (I) any action or omission of the executive which constitutes a willful and material breach of the employment agreement which is not cured or as to which diligent attempts to cure have not commenced within thirty (30) business days after receipt by the executive or notice of same, which notice specifies the conduct necessary to cure such breach, (II) fraud, embezzlement or misappropriation as against the Company or (iii) the conviction of the executive for any criminal act which is a felony. If either such executive is terminated without cause, then such person would be entitled to receive his then current salary for the remaining term of the employment agreement. We believe that providing this type of severance for a termination without cause shows good faith and provides compensation for a reasonable transition period.

All of the employment agreements with Named Executive Officers contain a provision that the executives will not compete or engage in a business competitive with our current business for the term of the agreement and for one year thereafter if the executive is terminated for cause or the executive terminates his or her employment without good reason. In addition, pursuant to the employment agreements, each executive agreed not to disclose confidential information of our Company during the term of his employment or thereafter and agreed that all work, research and results thereof, including inventions, processes or formulas conceived or developed by the executive during the term of employment which are related to the business, research and development work, or our field of operation is the property of our Company.

Change in Control Arrangements

In February 2007, the Board of Directors adopted a change of control plan that is effective for the Company as a whole. The Board of Directors adopted the Change of Control Plan in recognition that as a publicly held company, there exists a potential for a change in control of ownership of the Company, and that the threat or occurrence of a change in control can result in the loss or significant disruption of the performance of key employees as a result of the uncertainty surrounding such threat or occurrence. As such, the Board of Directors has determined that it is in our best interest and in the best interest of our shareholders to retain the commitment of its key employees and ensure their continued commitment to the Company in the event of a threat or occurrence of a change in control. The Change of Control Plan provides for severance pay to all of our employees, including the Named Executive Officers, upon termination of employment as a result of a change in control, and within one year after the occurrence of a change in control. Certain circumstances of termination are excluded from severance pay under the Change of Control Plan, including termination for cause and the Executive Officer voluntarily initiating the termination. Terms of the plan provide for the payment of salary, benefits and any bonus earned for a period of up to one year from the date of termination from our Company or from the successor company. The time period of severance is dependent upon the employee’s responsibility level at our Company. Severance pay under this plan is reduced by the amount of severance pay provided for in any individual employment agreements.

Risk Management Assessment

The Compensation Committee has oversight responsibility to assess the Company’s compensation program and its impact on long-term shareholder value. Several elements of the compensation program are designed to promote long-term shareholder value and incorporate components to mitigate risk:

•

the Company sets business goals at the beginning of each year that determines the level of incentive bonus employees of the Company are entitled to, including the Named Executive Officers. These business goals include desired sales growth and before tax operating profit. The Company sets goals in order to promote growth, and discourage excessive risk taking.

•

stock option awards are granted based on a number of factors including company performance, individual performance, level of responsibility and individual contributions. Stock option grants to employees are vested over a specific time period, which we believe gives them incentive to focus on performance over a longer period of time.

•	our executive officers are encouraged to retain common stock ownership in the company as this aligns them with other shareholders.

•

while the equity grants required to be awarded to Dr. Petty under his employment agreement are not linked to performance metrics, they continue to incentivize by increasing Dr. Petty’s common stock ownership in the company, thus further aligning his interests with the other shareholders.

Most of these components apply to all participants in the compensation program, and all these components apply to our executive officers. We have reviewed our compensation structures and policies as they pertain to risk, including the cash bonus payments and equity grants required to be made to Dr. Petty under his employment agreement, and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following compensation table sets forth, for the fiscal year ended December 31, 2010 the cash and certain other compensation paid or accrued by us to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($) (5)		Total ($)
(a)	(b)	(c)	(d)	(f)	(g)		(i)		(j)
William Petty, M.D.	2010	526,762	4,125	1,011,158	275,000		162,250	(2)	1,979,295
Chairman of the Board, Chief Executive Officer	2009	498,000	6,225	156,351	498,000	(6)	162,154	(2)	1,320,730
	2008	494,005	8,355	—	—		164,067	(2)	666,427

David W. Petty	2010	323,146	2,524	255,747	—		12,250		593,667
President and Director	2009	314,709	3,943	26,631	49,971		12,250		407,504
	2008	304,011	5,152	—	—		11,990		321,153

Joel C. Phillips, CPA	2010	311,350	2,443	165,483	—		12,250		491,526
Chief Financial Officer and Treasurer	2009	287,110	3,598	26,631	39,890		12,250		369,479
	2008	277,787	4,746	—	—		12,988		295,521

Gary J. Miller, Ph.D.	2010	274,883	2,151	120,352	—		162,250	(2)	559,636
Executive Vice President, Research and Development	2009	261,816	3,280	26,631	31,179		162,250	(2)	485,156
	2008	253,727	4,362	—	—		165,500	(2)	423,589

Bruce Thompson	2010	347,733	2,710	188,049	—		12,250		550,742
Senior Vice President, General Manager – Biologics and Spine Division	2009	347,292	4,343	26,631	48,159		12,022		438,447
	2008	343,693	5,891	—	—		11,267		360,851

(1)	Includes profit-sharing plan payments, which are determined and distributed based on a portion of earnings after certain predetermined quarterly financial targets are achieved.
(2)	Amounts include royalties of $150,000, paid pursuant to employment agreements between us and each of Drs. Petty and Miller. See “Certain Transactions.”
(3)

Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. The assumptions on which this valuation is based are set forth in Note 11 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2011. For additional details of individual grants during 2010, please see the Grants of Plan-Based Awards table below. There were no forfeitures of awards by any of the Named Executive Officers during the fiscal year.

(4)	Amounts are comprised of cash incentive earned under the 2009 Plan.
(5)

Represents matching contributions made by us under our 401(k) plan. The aggregate amount of perquisites and other personal benefits provided to each Executive Officer is less than $10,000 for each officer.

(6)	Amount of cash incentive earned was set pursuant to the employment agreement with Dr. Petty.

Grants of Plan-Based Awards

The following table sets forth by individual grant the equity and non-equity awards granted to the Named Executive Officers for the fiscal year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Target (2) (#)
(a)	(b)	(c)	(d)	(e)	(g)	(k)	(l)
William Petty, M.D	02/16/10	—	—	—	68,000	17.02	511,494
	02/22/10	—	—	—	65,421	18.10	499,664
	12/31/10	275,000	275,000	275,000	—	—	—

David W. Petty	02/16/10	—	—	—	34,000	17.02	255,747
	12/31/10	26,880	134,400	188,160	—	—	—

Joel C. Phillips, CPA	02/16/10	—	—	—	22,000	17.02	165,483
	12/31/10	22,820	114,100	159,740	—	—	—

Gary J. Miller, Ph.D	02/16/10	—	—	—	16,000	17.02	120,352
	12/31/10	17,220	86,100	120,540	—	—	—

Bruce Thompson	02/16/10	—	—	—	25,000	17.02	188,049
	12/31/10	25,270	126,350	176,890	—	—	—

(1)

This represents the ranges of cash incentive potential for 2010 that is available to the Named Executive Officers under the 2009 Executive Incentive Compensation Plan. The ranges are based on annual preset performance measures for the individual and their respective teams that determine the level of award within the categories of participation.

(2)

On February 16, 2010, the Board of Directors granted to each of the Named Executive Officers stock options to purchase shares of our common stock under our executive incentive compensation plan. The exercise price of $17.02 is the closing market price of our common stock as listed on Nasdaq. The stock options are for a six year term, and vest 1/3 annually over a three year period beginning with the first anniversary of the date of grant.

On February 28, 2011, the Board of Directors granted to each of the Named Executive Officers stock options to purchase shares of our common stock under the 2009 Executive Incentive Compensation Plan, as follows:

Name	Stock Option Shares	Exercise Price
William Petty, M.D	17,200	$18.95
David W. Petty	8,800	18.95
Joel C. Phillips, CPA	5,500	18.95
Gary J. Miller, Ph.D	2,800	18.95
Bruce Thompson	5,900	18.95

The above stock options are for a six year term, and vest 1/3 annually over a three year period beginning with the first anniversary of the date of grant.

Executive Incentive Plan

Stock Options

In February 2009, our Board of Directors adopted the 2009 Executive Incentive Compensation Plan, which was approved by our shareholders in May 2009. This comprehensive plan superseded and replaced all of our pre-existing stock option plans. Under the 2009 Executive Incentive Compensation Plan, our Compensation Committee has the authority to grant stock-based incentive awards to key employees, directors, consultants and independent sales agents, including stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, the “Awards”). The effective date of the 2009 Executive Incentive Compensation Plan was May 7, 2009. As of April 14, 2011, options to purchase an aggregate of 1,417,192 shares of our common stock were outstanding under the plan, and we have issued 40,316 shares of our common stock as restricted stock awards.

Shares Available for Awards; Annual Per-Person Limitations. Under the 2009 Executive Incentive Compensation Plan, the total number of shares of common stock that may be subject to the granting of Awards under the 2009 Executive Incentive Compensation Plan at any time during the term of the 2009 Executive Incentive Compensation Plan is equal to 500,000 shares, plus (i) the number of shares with respect to which Awards previously granted under the preexisting plans terminate without being exercised, (ii) the number of shares that remain available for future issuance under the Pre-existing Plans, and (iii) the number of shares that are surrendered in payment of any Awards or any tax withholding requirements. The 2009 Executive Incentive Compensation Plan limits the number of shares which may be issued pursuant to incentive stock options to 500,000 shares. If our shareholders vote to approve the amendment to the 2009 Executive Incentive Compensation Plan, as described in Proposal 4 in this Proxy Statement, the number of shares of common stock available for awards under the plan would be increased from 500,000 to 1,000,000.

In addition, the 2009 Executive Incentive Compensation Plan imposes individual limitations on the amount of some Awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year the number of options, stock appreciation rights, restricted shares of common stock, deferred shares of common stock, shares as a bonus or in lieu of other Company obligations, and other stock-based Awards granted to any one participant may not exceed 250,000 for all types of these Awards, subject to adjustment in specified circumstances. The maximum amount that may be paid out as an annual incentive Award or other cash Award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance Award or other cash Award in respect of a performance period by any one participant is $5,000,000.

Our Compensation Committee is authorized to adjust the above-described limitations and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility. The persons eligible to receive Awards under the 2009 Executive Incentive Compensation Plan are our officers, directors, employees, independent contractors and employees of our subsidiaries. An employee on leave of absence may be considered as still in our employ or in employ of a subsidiary for purposes of eligibility for participation in the 2009 Executive Incentive Compensation Plan. As of April 14, 2011, approximately four hundred and eight persons were eligible to participate in the 2009 Executive Incentive Compensation Plan.

401(k) Plan

Effective January 1, 1996, we implemented a 401(k) plan. For the year ended December 31, 2010, we matched employee contributions at the rate of $1.00 for each dollar of employee contributions up to 5% of the employee’s compensation. We are not required to match employee contributions in the future. The plan is administered by and offers the funds of a national mutual fund company.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the Named Executive Officers as of December 31, 2010, concerning outstanding awards representing potential amounts that may be received in the future, including the amount of securities underlying exercisable and non-exercisable options. No stock appreciation rights are outstanding.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date
	Exercisable		Unexercisable
(a)	(b)		(c)		(e)	(f)
William Petty, M.D	14,000	(1)	—		8.63	04/19/2011
	25,000	(1)	—		14.46	05/02/2013
	45,000	(1)	—		18.60	05/17/2014
	30,000	(1)	—		14.12	05/09/2015
	20,000		—		13.40	05/31/2015
	8,000	(1)	2,000	(1) (2)	14.27	12/18/2016
	20,000	(1)	—		19.93	11/29/2012
	3,334	(1)	6,666	(1) (3)	12.68	02/18/2015
	—		79,000	(1) (4)	17.02	02/16/2016
	21,807	(1)	43,614	(1) (5)	18.10	02/22/2016

David W. Petty	7,000		—		8.63	04/19/2011
	10,000		—		14.46	05/02/2013
	20,000		—		18.60	05/17/2014
	25,000		—		14.12	05/09/2015
	4,000		1,000	(2)	14.27	12/18/2016
	25,000		—		19.93	11/29/2012
	1,667		3,333	(3)	12.68	02/18/2015
	—		35,000	(4)	17.02	02/16/2016

Joel C. Phillips, CPA	7,000		—		8.63	04/19/2011
	60,000		—		7.58	07/17/2012
	10,000		—		18.60	05/17/2014
	10,000		—		14.12	05/09/2015
	4,000		1,000	(2)	14.27	12/18/2016
	25,000		—		19.93	11/29/2012
	1,667		3,333	(3)	12.68	02/18/2015
	—		22,000	(4)	17.02	02/16/2016

Gary J. Miller, Ph.D	7,000		—		8.63	04/19/2011
	7,500		—		14.46	05/02/2013
	7,500		—		18.60	05/17/2014
	10,000		—		14.12	05/09/2015
	4,000		1,000	(2)	14.27	12/18/2016
	10,000		—		19.93	11/29/2012
	1,667		3,333	(3)	12.68	02/18/2015
	—		16,000	(4)	17.02	02/16/2016

Bruce Thompson	10,000		—		21.09	07/01/2014
	10,000		—		14.12	05/09/2015
	4,000		1,000	(2)	14.27	12/18/2016
	25,000		—		19.93	11/29/2012
	1,667		3,333	(3)	12.68	02/18/2015
	—		25,000	(4)	17.02	02/16/2016

(1)	Includes stock options that were granted to, and are held by Betty Petty, who is an executive officer of our Company, and is the spouse of William Petty.

Number of Securities Underlying Unexercised Options(#)		Option Exercise Price ($)	Option Expiration Date
Exercisable	Unexercisable
7,000	—	8.63	04/19/2011
10,000	—	14.46	05/02/2013
15,000	—	18.60	05/17/2014
30,000	—	14.12	05/09/2015
4,000	1,000	14.27	12/18/2016
10,000	—	19.93	11/29/2012
1,667	3,333	12.68	02/18/2015
—	11,000	17.02	02/16/2016

(2)	Stock options granted on December 18, 2006, and vest 20% annually, beginning on the first anniversary date of the date of grant.
(3)	Stock options granted on February 18, 2009, and vest annually 1/3 annually over a three year period beginning with the first anniversary of the date of grant.
(4)	Stock options granted on February 16, 2010, and vest annually 1/3 annually over a three year period beginning with the first anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2010. No stock appreciation rights were granted or are outstanding.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)
William Petty, M.D	104,000	1,871,740
David W. Petty	7,000	108,080
Joel C. Phillips, CPA	—	—
Gary J. Miller, Ph.D	7,000	116,130
Bruce Thompson	—	—

Retirement Plan and Post-Employment

Other than the 401(k) plan we do not maintain any other pension plan or non-qualified deferred compensation plan for our Executive Officers.

There have been no terminations of Named Executive Officers during the year ended December 31, 2010.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2010 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information (2)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (in thousands)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,379	$15.79	368
Equity compensation plans not approved by security holders (1)	—	—	—

Total	1,379	$15.79	368

(1)	The 2009 Executive Incentive Compensation Plan approved by our shareholders at the annual meeting on May 7, 2009, superseded and consolidated all of our existing incentive stock plans.
(2)	For further details regarding our equity compensation plans see “Stock Options” on page 27 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

In 2010, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

The following Report of the Compensation Committee and the Report of the Audit Committee do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports by reference in a particular filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for establishing, reviewing and approving our compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to our directors and officers, reviewing and determining bonuses and equity awards for our officers and other employees, and administering our equity incentive plans.

In this context, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Members of The Compensation Committee

William B. Locander

R. Wynn Kearney, Jr

James G. Binch

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Board of Directors, in its business judgment, has determined that each current member of the Committee is “independent”, as required by applicable listing standards of the Nasdaq Global Market and the Sarbanes-Oxley Act of 2002 and applicable SEC rules. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as assessing the effectiveness of the Company’s internal controls over financial reporting and management’s assessment of those same controls, and expressing an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on their integrated audit. The Audit Committee acts in accordance with a written charter adopted by the Board of Directors. The Committee reviews this charter annually. A copy of the charter is available on the company’s website at http://www.exac.com.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal control over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Statement on Auditing Standards No. 90, Audit Committee Communications. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the auditors the auditors’ independence from the Company and its management, and reviewed and approved the compatibility of non-audit services provided by McGladrey & Pullen, LLP and approved the fees paid to them for the 2010 fiscal year.

The Audit Committee meets with the representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s systems of internal control, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed the Company’s internal control over financial reporting with the Company’s independent auditors and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

On an informal basis the chairman communicates with the members outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees of the Company and may not be, and may not represent themselves to be, or to serve as, accountants or auditors by profession. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Members of The Audit Committee

Paul E. Metts

R. Wynn Kearney, Jr.

James G. Binch

CERTAIN TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Audit Committee has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, traditionally, as reflected in the minutes of its meetings, the Audit Committee has followed the following standards: (i) all related party transactions must be fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Audit Committee and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

Acquisition of Brighton Partners

On May 24, 2010, we acquired 100% of the issued and outstanding shares of Brighton Partners, Inc., a Florida corporation (“Brighton”), which is our sole supplier of the direct compression molded polyethylene bearings used in the our Optetrak® knee replacement system. The purchase price for Brighton comprised approximately $5.5 million in cash, which we paid to Brighton’s former shareholders, who included Albert H. Burstein, Ph.D., a director of the Company, who owned 24% of Brighton, Dr. Petty, our Chairman of the Board and Chief Executive Officer, and Betty Petty, Secretary of the Company, who together owned 4.6% of Brighton, and Gary J. Miller, our Executive Vice President, who beneficially owned 2.8% of Brighton Partners.

Consulting Agreement with Albert Burstein, Ph.D.

We have also entered into a verbal consulting agreement with Albert Burstein, Ph.D, a director of our Company. The agreement provides for the rendering of Dr. Burstein’s services with respect to many facets of the orthopaedic industry, including product design rationale, manufacturing and development techniques and product sales and marketing. For the year ended December 31, 2010, we paid Dr. Burstein $180,000 as compensation under the consulting agreement.

Consulting Agreements with William Petty, M.D. and Gary Miller, Ph.D.

We have entered into consulting agreements with certain of our executive officers, directors and principal shareholders in connection with product design which entitles them to royalty payments aggregating 1% of our net sales of such products in the United States and less than 1% of our net sales of such products outside the United States, not to exceed an aggregate of $300,000 annually. For the year ended December 31, 2010, we paid royalties to each of Drs. Petty and Miller for an aggregate of $300,000, pursuant to these consulting agreements, with limitations contained in their respective employment agreements.

Indemnification of Certain Persons

The following disclosure is included solely pursuant to our bylaws, as amended, and not pursuant to the Exchange Act, any rules or regulations of the SEC promulgated thereunder, any other law, rule or regulation, or any Nasdaq Stock Market rules or regulations.

In connection with the previously reported investigation of the Company by the U.S Department of Justice, which investigation has been settled, we agreed to indemnify each of our officers, directors and employees for all attorneys’ fees incurred by such person in connection with such person’s cooperation with the investigation. Pursuant to this indemnification obligation, we paid approximately $518,000 in legal fees in respect of Douglas Donofrio, a former regional sales director for the Company.

PROPOSAL 4

APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED EXACTECH, INC. 2009 EXECUTIVE INCENTIVE COMPENSATION PLAN

Background and Purpose.

On February 18, 2009, our board of directors adopted, and, on May 7, 2009, our shareholders approved, the Exactech, Inc. 2009 Executive Incentive Compensation Plan, which we refer to as the 2009 Plan.

The purpose of the 2009 Plan is to assist our company and its subsidiaries and other designated affiliates, which we refer to as “related entities”, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to our company or its related entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.

In order to continue to provide the appropriate equity incentives to plan participants, on April 20, 2011, our Board of Directors approved, subject to shareholder approval at the Annual Meeting, an amendment to the 2009 Plan that would increase the number of shares of our common stock reserved for issuance under the 2009 Plan from 500,000 to 1,000,000. The amendment would affect no other changes to the 2009 Plan. Our Board of Directors recommends that shareholders approve the amendment to the 2009 Plan. The text of the proposed amendment to the 2009 Plan is attached as Exhibit A to this Proxy Statement.

As of the Record Date, of the 500,000 shares of common stock currently authorized for issuance under the 2009 Plan, 301,545 shares remain available for issuance.

Shareholder approval of the amendment to the 2009 Plan is required to comply with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, as described below, to comply with the incentive stock option rules under Section 422 of the Code, and for purposes of complying with the shareholder approval requirements for the listing of shares on the NASDAQ.

The following is a summary of certain principal features of the 2009 Plan. This summary is qualified in its entirety by reference to the complete text of the 2009 Plan, which we previously filed as Exhibit A to our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 27, 2009. This summary is additionally qualified by reference to the complete text of the proposed amendment to the 2009 Plan, which is contained in Exhibit A to this proxy statement.

Shares Available for awards; Annual Per-Person Limitations.

Under the 2009 Plan, the total number of shares of common stock of our company currently reserved under the 2009 Plan (the “awards”) is 500,000 shares. The foregoing limit shall be increased by the number of shares of common stock with respect to which awards previously granted under the 2009 Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by our company or a related entity, or with which our company or any related entity combines, do not reduce the limit on grants of awards under the 2009 Plan.

If the amendment to the 2009 Plan is approved at the Annual Meeting, the total number of shares of common stock reserved under the plan would be increased to 1,000,000 shares, plus the number of shares of common stock with respect to which awards previously granted under the 2009 Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

The 2009 Plan imposes individual limitations on the amount of awards that may be granted to any one participant in part to comply with Code Section 162(m). Under these limitations, during any fiscal year of our company, no participant may be granted (i) stock options or stock appreciation rights with respect to more than 250,000 shares of common stock, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 250,000 shares of common stock, in each case, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units with respect to any 12-month performance period is $1,000,000 (pro-rated for any 12-month performance period that is less than 12 months), and is $5,000,000 with respect to any performance period that is more than 12 months.

The compensation committee of our board of directors, which we will refer to as the “committee,” is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility.

The persons eligible to receive awards under the 2009 Plan are the officers, directors, employees, consultants and other persons who provide services to our company or any related entity. An employee on leave of absence may be considered as still in the employ of our company or a related entity for purposes of eligibility for participation in the 2009 Plan. As of March 11, 2011, approximately 408 persons were eligible to participate in the 2009 Plan.

Administration.

The 2009 Plan is administered by the committee, provided, however, that except as otherwise expressly provided in the 2009 Plan, our board of directors may exercise any power or authority granted to the committee under the 2009 Plan. Subject to the terms of the 2009 Plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2009 Plan, construe and interpret the 2009 Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the 2009 Plan.

Stock Options and Stock Appreciation Rights.

The committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the committee, but must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the 2009 Plan, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the committee or under procedures established by the committee. Unless otherwise determined by the committee, the fair market value of common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the committee. The committee, thus, may permit the exercise price of options awarded under the Plan to be paid in cash, shares, other awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, shares of common stock, outstanding awards or other property having a fair market value equal to the exercise price, as the committee may determine from time to time.

Restricted and Deferred Stock.

The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which shall be subject to such risks of forfeiture and other restrictions as the committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the committee. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the committee may impose. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents.

The committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the committee.

Bonus Stock and awards in Lieu of Cash Obligations.

The committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of company obligations to pay cash under the 2009 Plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock-Based awards.

The committee or our board of directors is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The committee determines the terms and conditions of such awards.

Performance awards.

The committee is authorized to grant performance awards to participants on terms and conditions established by the committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the committee upon the grant of the performance award; provided however, that a performance period cannot be shorter than 12 months or longer than 5 years. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the committee. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by our company under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our company’s chief executive officer and each other person whose compensation is required to be disclosed in our company’s filings with the SEC by reason of that person being among the five highest compensated officers of our company as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the committee and not our board of directors.

If and to the extent that the committee determines that these provisions of the 2009 Plan are to be applicable to any award, one or more of the following business criteria for our company, on a consolidated basis, and/or for related entities, or for business or geographical units of our company and/or a related entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the committee in establishing performance goals for awards under the 2009 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on assets, net assets, investment, capital, operating revenue or equity; (6) economic value added; (7) direct contribution; (8) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (9) working capital or working capital management, including inventory turnover and days sales outstanding; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and (18) stock price. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to our company. The committee may exclude the impact of an event or occurrence which the committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of our company or not within the reasonable control of our company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of awards.

Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our company’s obligations under the 2009 Plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. awards granted under the 2009 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

Awards under the 2009 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under the 2009 Plan, awards under other company plans, or other rights to payment from our company, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control.

The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting shall occur automatically in the case of a “change in control” of our company (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” For purposes of the 2009 Plan, unless otherwise specified in an award agreement, a change in control means the occurrence of any of the following:

(i) The acquisition by any person (as that term is used in the Securities Exchange Act of 1934) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 50% of either (A) the then outstanding shares of common stock of our company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that the following acquisitions shall not constitute or result in a Change of Control: (i) any acquisition directly from our company; (ii) any acquisition by our company; (iii) any acquisition by any person that as of the effective date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by our company or any subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute our board on the effective date (the “Incumbent Board”) cease for any reason to constitute at least a majority of our board; provided, however, that any individual becoming a director subsequent to the effective date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving our company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of our company, or the acquisition of assets or stock of another entity by our company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns our company or all or substantially all of our company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company common stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of our company or such corporation resulting from such Business Combination or any person that as of the effective date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by our shareholders of a complete liquidation or dissolution of our company.

Amendment and Termination.

Our board of directors may amend, alter, suspend, discontinue or terminate the 2009 Plan or the committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2009 Plan which might increase the cost of the 2009 Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our board, the 2009 Plan will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under the 2009 Plan, (b) termination of the 2009 Plan by our board, or (c) the tenth anniversary of the effective date of the Plan. Awards outstanding upon expiration of the 2009 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of awards.

The 2009 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options.

On exercise of a nonqualified stock option granted under the 2009 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of our company or a related entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our company’s stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

Our company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or our company timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options.

The 2009 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

Our company is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, our company is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or our company timely satisfies its reporting requirements with respect to that amount.

Stock awards.

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2009 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2009 Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights.

Our company may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the 2009 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no federal income tax deduction allowed to our company upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, our company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents.

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. Our company generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations.

Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the 2009 Plan whom the committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent so intended by the committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that awards under the 2006 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Section 409A

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans,” including new rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These new rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these new rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the awards to be granted under this 2009 Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, discounted stock options, deferred stock and SARs that are not payable in shares of our company stock. It is our company’s intention that any award agreement that will govern awards subject to Section 409A will comply with these new rules.

Importance of Consulting Tax Adviser.

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

Our board of directors recommends a vote “For” the amendment to the 2009 Plan.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has recommended the firm of McGladrey & Pullen as the principal independent registered public accounting firm of the Company for the current fiscal year. McGladrey & Pullen has served as our independent registered public accounting firm since 2007. Although the appointment of McGladrey & Pullen as our independent registered public accounting firm does not require ratification by our shareholders, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of our shareholders on this matter is advisory in nature and has no effect upon the Audit Committee’s appointment of an independent registered public accounting firm, and the Audit Committee may change our auditors at any time without the approval or consent of the shareholders. The Board proposes and recommends that the shareholders ratify the selection of McGladrey & Pullen.

If the shareholders do not ratify the selection of McGladrey & Pullen by the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, the selection of another independent accountant will be considered by the Audit Committee.

Representatives of McGladrey & Pullen are expected to be present at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if they so desire.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees and costs billed to us by McGladrey & Pullen, LLP, our principal accountant, for the fiscal years ended December 31, 2010 and 2009, were as follows for the referenced services:

Audit Fees

The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered for the integrated audit of our annual financial statements and internal controls over financial reporting for the fiscal years ended December 31, 2010 and 2009 and for the review of the financial statements in our quarterly reports on Form 10-Q for those fiscal years were $512,000 and $476,000, respectively.

Audit Related Fees

McGladrey & Pullen, LLP did not provide any audit related professional services for the fiscal year ended December 31, 2010. The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered for audit related professional services for the fiscal year ended December 31, 2009 was $5,000.

Tax Fees

The aggregate fees billed by McGladrey & Pullen, LLP for professional tax consulting services for the fiscal years ended December 31, 2010 and 2009 were $87,000 and $26,000, respectively.

All Other Fees

McGladrey & Pullen, LLP did not provide any other services for the fiscal years ended December 31, 2010 or 2009.

Pre-Approval Policies and Procedures

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of the firms’ independence in the conduct of their auditing functions. The Audit Committee’s charter provides the Audit Committee the authority to pre-approve all audit and allowable non-audit services to be provided to us by its outside auditors.

In its performance of these responsibilities, prior approval of some non-audit services is not required if:

(i)	these services involve no more than 5% of the revenues paid by us to the auditors during the fiscal year;

(ii)	these services were not recognized by us to be non-audit services at the time of the audit engagement, and

(iii)	these services are promptly brought to the attention of the Audit Committee and are approved by the Audit Committee prior to completion of the audit for that fiscal year.

The Audit Committee is permitted to delegate the responsibility to pre-approve audit and non-audit services to one or more members of the Audit Committee so long as any decision made by that member or members is presented to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraphs with the maintenance of the principal accountant’s independence from us and has determined that the provision of these services is not incompatible with the maintenance of the requisite independence.

The Audit Committee annually reviews the performance of the independent auditors and the fees charged for their services.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at our 2012 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, must be received by us at our executive offices by December 31, 2011 for inclusion in our proxy statement and form of proxy relating to such meeting. Any Shareholder wishing to propose a nominee for membership on our Board of Directors should submit a recommendation in writing in accordance with the foregoing, to the Audit Committee, indicating the nominee’s qualifications and other biographical information and providing confirmation of the nominee’s consent to serve as a director.

A shareholder of ours may wish to have a proposal presented at the 2012 Annual Meeting of Shareholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. Rule 14a-4 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in the company’s bylaws or charter. Our Articles of Incorporation contain such an advance notice provision. This provision provides that nominations to our Board of Directors or other proposals presented at the 2012 Annual Meeting by shareholders must be made in writing to the Secretary of the Company and must be delivered to or mailed and received at our principal executive offices (at the address appearing on the first page of this proxy statement) not less than 90 days nor more than 120 days prior to the anniversary of the date of our last annual meeting of shareholders. Accordingly, for our 2012 Annual Meeting of Shareholders, shareholders must submit such written notice to the Corporate Secretary on or before March 14, 2012 and on or after February 13, 2012.

By Order of The Board of Directors

/s/ Betty Petty

BETTY PETTY

Secretary

Gainesville, Florida

April 29, 2011

EXHIBIT A

AMENDMENT

TO

EXACTECH, INC. 2009 EXECUTIVE INCENTIVE COMPENSATION PLAN

The Exactech, Inc. 2009 Executive Incentive Compensation Plan shall be amended by deleting Section 4(a) in its entirety and replacing it in its entirety as follows:

“4. Stock Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under the Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be the sum of (i) 1,000,000, plus (ii) the number of shares with respect to Awards previously granted under the Preexisting Plan that terminate without being exercised, expire, are forfeited or canceled, plus (iii) the number of shares that remain available for future issuance under the Preexisting Plan, plus (iv) the number of shares that are surrendered in payment of any Awards or any tax withholding with regard thereto. If any Award granted under the Plan shall terminate, expire or be canceled or surrendered as to any shares of Stock, new Awards may thereafter be granted covering such shares. Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.”

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

EXACTECH, INC.

June 9, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterial.asp CoNumber=08210

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330403030000000000 9

060911

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 4, AND 5, AND “ONE YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Class II and III directors of the Company

NOMINEES:

FOR ALL NOMINEES

O Richard C. Smith (Class II)

O William Petty, M.D. (Class II)

WITHHOLD AUTHORITY

O R. Wynn Kearney, Jr., M.D. (Class III)

FOR ALL NOMINEES

FOR (See ALL instructions EXCEPT below)

FOR AGAINST ABSTAIN

2. Approve the non-binding advisory resolution on the Named Executive Officers’ compensation.

3. Approve the non-binding advisory resolution on the frequency of the advisory vote on the Named Executive Officers’ compensation.

4. Approve the amendment to the 2009 Executive Incentive Compensation Plan.

1 year 2 years 3 years ABSTAIN

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

5. Ratify selection of McGladrey & Pullen, LLP as the Company’s principal independent registered public accounting firm for fiscal year ending December 31, 2011

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated April 29, 2011, and the Company’s Annual Report for the fiscal year ended December 31, 2010.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EXACTECH, INC.

2320 N.W. 66TH COURT GAINESVILLE, FLORIDA 32653

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints R. William Petty, M.D. as proxy for the undersigned with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock, $.01 par value per share, of Exactech, Inc., a Florida corporation (the “Company”), that the undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders of the Company, to be held on Thursday, June 9, 2011, at 9:00 a.m., local time, at the Company’s headquarters, 2320 N.W. 66th Court, Gainesville, Florida, and at any adjournment(s) or postponement(s) thereof.

(Continued and to be signed on the reverse side.)

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